Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-214208, 333-201770, 333-157191, and 333-150426) on Form S-8 and (No. 333-280966) on Form S-3 of our report dated November 6, 2025, with respect to the consolidated financial statements of Visa Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
San Francisco, California
November 6, 2025